Exhibit 10.29
PHOTOVOLTAIC SYSTEM SUPPLY AND INSTALLATION AGREEMENT
THIS AGREEMENT is made effective as of August 29, 2007 by and between American Capital Energy, Inc., (“ACE”), referred to as “Installer”, and Crystal Rock, Inc./Vermont Pure Holdings, LTD, (“Purchaser”) with reference to INSTALLER’s performance of engineering and installation of a solar array at 1050 Buckingham Street, Watertown, CT (hereinafter referred to as the “Site”), as specifically set forth and described in Schedule 1 and Schedule 2.
IN CONSIDERATION of the covenants hereinafter set forth, INSTALLER and Purchaser mutually agree as follows:
1. CONTRACT DOCUMENTS
1.1.	The Contract Documents consist of the following:
1.1.1.	This Agreement.

1.1.2.	The System Descriptions and Specifications (the “System”) attached as Schedule 1 to this Agreement.

1.1.3.	The Work Description and Specifications (the “Services”) attached as Schedule 2 to this Agreement.

1.1.4.	The Purchaser Assistance Description (the “Purchaser Services”) attached as Schedule 3 to this Agreement.

1.1.5.	The Warranties attached as Schedule 4 to this Agreement.

1.1.6.	The Price Schedule attached as Schedule 5 to this Agreement.

1.1.7.	The Project Schedule attached as Schedule 6 to this Agreement.
1.2.	There are no Contract Documents other than those listed in Article 1.1 above.
2. SCOPE OF SERVICES
2.1.	INSTALLER’ RESPONSIBILITIES
As required for performance of the Services, INSTALLER shall, subject to the terms and provisions of this Agreement:
2.1.1.	Furnish supervisors, engineers, designers, draftsmen, and other personnel necessary for the preparation of complete drawings and specifications;

2.1.2.	Furnish buyers, inspectors, expediters, and other personnel necessary to procure and or manufacture all materials, supplies, and equipment;

2.1.3.	Installation services to be performed by CT licensed contractors.

2.1.4.	Furnish only qualified and competent supervisors, foremen, skilled and unskilled labor, and all other personnel; provided that to the extent reasonably available, such personnel shall be individuals with experience in the specific services being performed;

2.1.5.	Procure or supply machinery, equipment, materials, expendable construction items and supplies, related services and subcontracts, and all appropriate proprietary rights, licenses, agreements and permissions for materials, methods, processes and systems incorporated into the System;

2.1.6.	Make adjustment to the Project Schedule as specified therein or elsewhere in the Contract Documents;

2.1.7.	Execute a reasonable Interconnection Agreement and obtain all permits and licenses required to be taken out in the name of Purchaser that are necessary for the performance of the Services and installation and operation of System, except for those permits which shall be Purchaser’s responsibility as set forth in the following Article;

2.1.8.	Facilitate and support Purchaser’s negotiation and procurement of an appropriate interconnection agreement to be executed between Purchaser and the electric distribution utility to which the System will be interconnected (“Interconnection Agreement”), including providing all necessary drawings and technical information;

2.1.9.	Install the System and complete the Services as specified in the Contract Documents. The System is described in Schedule 1. The Services are described on Schedule 2;

2.1.10.	Perform the Services, in accordance with practices generally accepted in the industry, all applicable laws, government approvals and permitting requirements, and quality control and inspections so that the System (i) meets or exceeds all requirements of applicable laws, government approvals and licenses and the System is installed in accordance with manufacturer’s specifications or by methods otherwise approved by the manufacturer; (ii) complies with all requirements of the Interconnection Agreement; (iii) meet or exceeds the warranties and guarantees set forth in Section 7; (iv) are safe and adequate for their intended purpose and conditions; (v) are free from defects; (vi) is comprised of equipment which is new and of good quality when installed, designed and manufactured and of a grade in accordance with generally accepted national standards for the design, manufacture and quality of such equipment; and (vii) meets or exceeds all requirements for the following federal and state rebates and incentives: Federal Investment Tax Credit (ITC) as described in 26 USC § 48 (2005), Modified Accelerated Cost Recovery System (MACRS) as described in 26 USC § 168 (2005), Connecticut Clean Energy Fund Solar Program (the “Rebates”);
2.2.	PURCHASER RESPONSIBILITIES

Purchaser shall at such times as may be required by INSTALLER for the successful and expeditious completion of the Services:
2.2.1.	Make arrangements to make the Site available to INSTALLER according to dates specified in the Project Schedule, and make arrangements to provide the Purchaser Services. Purchaser and INSTALLER will cooperate in a commercially reasonable manner to accomplish the Services in accordance with the specifications and time schedule provided for in the Contract Documents;

2.2.2.	Conduct any reviews and inspections in a manner that minimizes interference with INSTALLER’ progress of the Services;

2.2.3.	Pay the Price and all other sums, if any, required to be paid by Purchaser to INSTALLER for providing the System and performing the Services pursuant to the terms of this Agreement; and

2.2.4.	Appoint an individual who shall be authorized to act on behalf of Purchaser, with whom INSTALLER may consult at all reasonable times, and whose written instructions, requests, and decisions will be binding upon Purchaser as to all matters pertaining to this Agreement and the performance of the parties hereunder. Purchaser shall advise INSTALLER in writing of the names of the individuals referred to in the preceding sentence.
2.3.	CHANGES

It is the desire of INSTALLER and Purchaser to keep changes to the System and in the scope of Services at a minimum, but the parties recognize that such changes may become necessary and agree that they shall be handled as follows:
2.3.1.	Purchaser may initiate a change by advising INSTALLER in writing of the change believed to be necessary. As soon thereafter as practicable, INSTALLER shall prepare and forward to Purchaser a cost estimate and a schedule impact of the change, which shall include the adjustment to the Price (as defined below), any other compensation, and any effect on INSTALLER’ ability to comply with any of its obligations under this Agreement, including warranties and guarantees. Purchaser shall advise INSTALLER in writing of its approval or disapproval of the change. If Purchaser approves the change, INSTALLER shall perform the Services as changed.

2.3.2.	INSTALLER may initiate changes by advising Purchaser in writing that in INSTALLER’ opinion a change is necessary and providing the additional cost, if any, for such change. If Purchaser agrees, it shall advise INSTALLER in writing within five (5) business days after receipt and, thereafter, the change shall be handled as if initiated by Purchaser.

2.3.3.	If a party disputes the existence, extent, validity or affect of a change, then a party may notify the other parties in writing that it desires to resolve the dispute. If the dispute cannot be resolved to the mutual satisfaction of the parties within ten (10) business days, then a party can demand binding dispute resolution in accordance with Article 17.4. Such dispute resolution process shall commence immediately and conclude no later than thirty (30) days following the notice of dispute.
2.4.	CONDITION PRECEDENT
     Purchaser’s obligations under this Agreement shall be conditioned upon the following events: (1) grant approval by the Connecticut Clean Energy Fund. If this event has not occurred to the satisfaction of Purchaser within 90 days following execution of this Agreement, this Agreement shall be cancelled immediately upon Purchaser’s written notice and Purchaser shall be not be responsible for any costs, liabilities, or obligations hereunder.

3. CONTRACT PRICE
3.1.	As full compensation and consideration for the full and complete performance of all of the System installation and Services and all of INSTALLER’s other obligations under this Agreement and all costs in connection therewith, Purchaser shall pay to INSTALLER, and INSTALLER shall accept $2,089,832 as the total fixed price of this Contract (the “Price”), inclusive of all sales or use taxes, permits, and utility interconnection fees subject to adjustment as stated elsewhere in the Contract Documents, as well as for work performed under properly approved change orders. Installation prices are detailed in Schedule 5. Except as specifically provided herein, the Price shall not be subject to adjustment for any reason.

3.2.	INSTALLER shall be paid for the System and Services as they are provided and accepted by Purchaser in accordance with Schedule 5.

3.3.	Payments indicated in Article 3.2 shall be due within ten (10) days after INSTALLER’s delivery to Purchaser of an invoice containing such amounts except those items deemed to be COD in accordance with Schedule 5. INSTALLER shall include with each invoice a certification that the System has been supplied and/or the Services has been completed to the extent required for payment at such stage. Any overdue amounts shall bear interest at the rate of twelve percent (12%) per annum. In the event that Purchaser disputes any portion of the amount invoiced, it shall nonetheless pay all undisputed amounts promptly. Any amounts ultimately found to be due shall be paid with 5% interest from the date originally due. In the event that Purchaser fails to make timely payments to INSTALLER of any of the undisputed amounts, INSTALLER shall have the right to place a lien on the System, in order to secure such payment, and Purchaser shall not object to or oppose the imposition of such liens.

3.4.	INSTALLER, for themselves, their successors and assigns, and all subcontractors and other parties acting through or under them, does hereby covenant, promise and agree with Purchaser, its successors and assigns, that no mechanics’ lien or other claim or encumbrance in the nature of a lien shall be maintained against the System or the Site or any part or parts thereof or the appurtenances thereto, by INSTALLER or by any subcontractor, for any Services, the System, tools, equipment, materials, supplies, or supervision or other goods or services furnished under this Agreement or any subcontract or any supplements hereto or thereto, written or oral, or by any other party acting through or under them, or any of them, for which Purchaser has made payment to INSTALLER, and waives and releases any such lien rights. This waiver of liens shall be an independent covenant in favor of Purchaser and its successors and assigns and shall operate and be effective as well with respect to Services, the System, materials, tools, equipment, supplies, goods, and services furnished under any supplemental contract for extra work in connection with the construction of the System and as to any Services and materials furnished under this Agreement for which Purchaser has made payment to INSTALLER. Purchaser will be named on lien wavers and as payments are made to INSTALLER Purchaser will receive lien releases accordingly.
4. CONTRACT TIMES
4.1.	The Services and the System will be completed in accordance with the Project Schedule. This schedule is subject to adjustment as specified in the Project Schedule and elsewhere in the Contract Documents.

4.2	INSTALLER will make all reasonable, diligent efforts to obtain all permits, clearances, Interconnection Agreement, etc. necessary for performance and completion of the

Services. Any failure to obtain such permits for reasons beyond INSTALLER’ reasonable control will not constitute a default of INSTALLER’ obligations under this Agreement.
5. INSTALLER’ REPRESENTATIONS
In order to induce Purchaser to enter into this Agreement, INSTALLER makes the following representations:
5.1.	INSTALLER has examined the Financial Assistance Agreement (FAA) by and between the CT Clean Energy Fund and Purchaser. INSTALLER certifies that the metering and other solar system requirements in the FAA will be met by INSTALLER as part of this installation agreement.

5.2.	INSTALLER has examined and carefully studied the Contract Documents.

5.3.	INSTALLER has visited the Site and become generally familiar with the general, local and site conditions that may affect the supply of the System and the performance of the Services.

5.4.	INSTALLER has all the required skills and capacity necessary to perform or cause to be performed the Services to be performed in a timely and professional manner, utilizing sound engineering principles, project management procedures and supervisory procedures, all in accordance with practices generally accepted in the industry.

5.5.	INSTALLER is familiar with applicable law, regulations, and interconnection standards relevant to the performance of its obligations under the Contract Documents.

5.6.	INSTALLER has all necessary power and authority to execute, deliver and perform its obligations under this Agreement, and each of the execution, delivery and performance by such INSTALLER of this Agreement has been duly authorized by all necessary action on the part of such INSTALLER, and does not require any approval except as has been heretofore obtained.

5.7.	INSTALLER shall be liable for the performance of the INSTALLER’ obligations under this Agreement.
6. PURCHASER’S REPRESENTATIONS
In order to induce INSTALLER to enter into this Agreement, Purchaser makes the following representations:
6.1.	Purchaser has examined and carefully studied the Contract Documents.

6.2.	Purchaser has informed INSTALLER in writing of all relevant general, local and site conditions known to Purchaser, that INSTALLER should be aware of for the performance of the Services and supply of the System. Purchaser is familiar with applicable law relevant to the performance of its obligations under the Contract Documents.

6.3.	Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement, and each of the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser, does not require any approval except as has been heretofore obtained.

7. WARRANTIES AND GUARANTEES
7.1.	PRODUCT AND SYSTEM WARRANTY
7.1.1	INSTALLER will provide a warranty for the System and the photovoltaic modules in the System as described in Schedule 4.

7.1.2	INSTALLER warrants that all goods, other than System, supplied as part of the Services will conform to the specifications for such goods set forth in the Contract Documents. INSTALLER warrants that it will deliver good title to the System and all other goods it supplies in connection with the Services.
7.2.	ENGINEERING AND DESIGN WARRANTY
7.2.1	INSTALLER warrants they will perform the engineering and design services (“Engineering Services”) in accordance with the current standards of care and diligence normally practiced in performing services of a similar nature. If during the five (5) year period following acceptance of the Services pursuant to Article 11.2 it is shown that there is an error in the Engineering Services as a result of INSTALLER’ failure to meet those standards and Purchaser has notified INSTALLER in writing of any such error within the specified period, such INSTALLER shall re-perform within a reasonable timeframe such Engineering Services within the original scope of Services as may be necessary to remedy such error. All costs incurred by INSTALLER in performing such corrective services shall be paid by INSTALLER.

7.2.2	INSTALLER warrants that any system design or installation services provided by INSTALLER, will not infringe any valid U.S. patent and that INSTALLER has obtained and shall provide all appropriate proprietary rights, licenses, agreements and permissions for materials, methods, processes and systems incorporated into the System. INSTALLER makes no warranties as to patent infringement to the extent resulting from goods supplied by third parties or goods specified neither by Purchaser, nor as to designs supplied by parties other than INSTALLER.
7.3.	INSTALLATION WARRANTY
INSTALLER shall provide their installation services in a professional, workmanlike and timely manner. INSTALLER warrants that such installation services shall (i) be performed in accordance with Article 2.1.8 and all other conditions and requirements contained herein; (ii) reflect the degree of care, skill, prudence, judgment and diligence, under the circumstances then-prevailing, that a reasonable, qualified and competent provider of similar services would exercise; and (iii) that such installation services shall be free from material defects in workmanship including any roof leaks that result from installation or operation and maintenance services provided by the INSTALLER. All actions taken by INSTALLER in performing installation services hereunder shall comply with all applicable laws, rules, regulations and ordinances.

If during the five (5) year period following acceptance of the Services pursuant to Article 11 it is shown that there is an error in the installation services as a result of INSTALLER’ failure to meet those standards and Purchaser has notified INSTALLER in writing of any such error within the specified period, INSTALLER shall reperform such installation services within thirty (30) days; assuming that full access to the Site is granted to the INSTALLER and that delays in materials/supplies delivery, weather, or any other matter beyond the INSTALLER’ control does not interfere with this work. Within the original scope of Services as may be necessary to remedy such error, INSTALLER shall pay all costs incurred by INSTALLER in performing such corrective services.

7.4.	THIRD PARTY WARRANTY AND GUARANTEE

INSTALLER shall, for the protection of Purchaser, use commercially reasonable efforts to obtain from all vendors and subcontractors from which INSTALLER procures machinery, equipment or materials or services, warranties and guarantees with respect to such machinery, equipment, materials or services, which shall be made available to Purchaser to the full extent of the terms thereof.

7.5.	NEGLIGENCE

Nothing contained in paragraph 7 is deemed to waive liability for negligence.
8. DEFAULT; DAMAGES; LIMITATION OF LIABILITY
8.1.	In the event that a party defaults in its obligations hereunder, a non-defaulting party may seek to enforce this Agreement, may recover damages from the defaulting party or may terminate this Agreement, all at the non-defaulting party’s election. In the event a party finds it necessary to bring an action to enforce this Agreement, the prevailing party, in addition to any other relief which may be granted, shall be entitled to recover all reasonable and necessary costs incurred by the prevailing party in such action, including an award of attorneys’ fees.

8.2.	Notwithstanding the foregoing, INSTALLER shall be liable for any INSTALLER default under this Agreement.
9. INSURANCE
9.1.1.	COMMITMENT

9.1.1	Commencing with the performance of the Services hereunder, and continuing until the earlier of acceptance of the Services or termination of this Agreement, INSTALLER shall maintain standard insurance policies as follows:
9.1.1.1.	Workers’ Compensation and/or all other social insurance in accordance with the statutory requirements of the state, province or country having jurisdiction over INSTALLER’ employees who are engaged in the Services, with Employer’s Liability of one million dollars ($1,000,000) per accident;

9.1.1.2.	Commercial General Liability, including automobile (owned, non-owned or hired vehicle) insurance in a combined single limit of two million dollars ($2,000,000) per occurrence for bodily injury to or death of persons and/or loss of or damage to property of parties, which policy shall contain contractual liability coverage;

9.1.1.3.	Errors and Omissions insurance in the amount of $500,000 shall be carried by subcontractors conducting professional engineering & design work related to the project and both INSTALLER and Purchaser shall be named as additional insured.

9.1.2	All coverage required to be maintained by INSTALLER under this Agreement shall provide that they are primary to any insurance coverage carried by Purchaser, shall contain waivers of subrogation, and shall provide that they may not be amended or terminated without notice to Purchaser.
10. TERM AND COMPLETION
10.1.	TERM.

The term of this Agreement will continue through INSTALLER’s complete performance of their obligations under this Agreement, unless terminated, cancelled or suspended pursuant to Article 12.

10.2.	COMPLETION

Completion of the System installation occurs when the System has been completed mechanically, electronically and structurally and all specified tests have been completed including inspection and acceptance of final interconnection by the controlling utility and the overseers of the programs offering the Rebates.

10.3.	SCHEDULED COMPLETION

INSTALLER shall commence the Services immediately after the date of this Agreement and shall prosecute the Services continuously and with due diligence.
11. TRANSFER AND ACCEPTANCE
11.1	CARE, CUSTODY AND CONTROL

Upon completion of the System as described in Section 10.2, INSTALLER shall so advise Purchaser in writing. Unless Purchaser shall advise INSTALLER within thirty (30) days thereafter why the System is not complete, completion shall be deemed to have occurred and the care, custody and control of the System shall pass to Purchaser. In any event, the care, custody, and control of the System shall pass to Purchaser no later than the time when Purchaser takes physical possession thereof. Except as otherwise expressly provided in this Agreement, from and after that date of transfer of care, custody, and control of the System or portion thereof, Purchaser shall assume all risks of physical loss or damage thereto and shall, and does hereby, release INSTALLER from and Purchaser will and shall cause its insurers to waive rights of subrogation against INSTALLER and its vendors and subcontractors for loss or damage to the System which may thereafter occur.

11.2	ACCEPTANCE OF SERVICES

When INSTALLER deems they have completed the Services, they shall so notify Purchaser in writing. Within thirty (30) days thereafter, Purchaser shall advise INSTALLER in writing of any defects in the Services for which INSTALLER is responsible under this Agreement. As soon as any such defects are corrected (or as soon as the thirty (30) day period for such notice has expired if Purchaser does not advise INSTALLER of any such defects within the period), Purchaser shall accept the Services in writing or they shall be deemed accepted. Care, custody, and control shall be transferred to Purchaser after acceptance.

11.3	ELECTRICITY PRODUCED

Purchaser will be the owner of all the electricity generated by the System and the related renewable energy credits and other intangible attributes associated with such electricity.

12.	TERMINATION, CANCELLATION AND SUSPENSION

12.1	TERMINATION BY PURCHASER FOR DEFAULT

Should INSTALLER (i) become insolvent or bankrupt, (ii) should INSTALLER commit a substantial breach or default of any of the covenants or obligations of the Contract Documents, and should such INSTALLER thereafter fail to commence action to remedy such breach within ten (10) business days after written notice thereof from Purchaser and thereafter to proceed diligently in remedying the same, then Purchaser may, at its option, terminate this Agreement and enter upon the premises and take possession thereof and at the same time instruct INSTALLER to remove from the premises all of their tools, equipment, and supplies for the purpose of completing Services. Under any such termination, INSTALLER shall be compensated for all reimbursable costs incurred under the Contract Documents and Services properly rendered by INSTALLER to the date of such termination for the System that are in usable condition, or that are later made usable by Purchaser (or one of its subcontractors) less any reasonable rework costs incurred to such end and In the event that Purchaser uses any of INSTALLER’ equipment or tools, Purchaser shall return the same to INSTALLER in good condition and repair, reasonable wear and tear excepted and shall reimburse INSTALLER for the use thereof.

12.2	TERMINATION BY INSTALLER FOR DEFAULT

Should Purchaser become insolvent or bankrupt, or commit a substantial breach or default of any of the covenants or obligations of the Contract Documents and (a) fail to remedy the same within ten (10) business days after written notice thereof from INSTALLER if the breach constitutes a failure to pay money, or (b) fail to commence proceedings to remedy the same within fifteen (15) days after written notice thereof from INSTALLER and thereafter to proceed diligently in remedying the same if the breach is other than to pay money, then INSTALLER may, at their option, suspend performance or terminate this Agreement. Should INSTALLER so suspend or terminate this Agreement, then: (i) Purchaser shall reimburse to INSTALLER all reasonable costs incurred and pay for the percentage of Services performed and System installed to the date of suspension/termination in accordance with the provisions of Article 3; (ii) all “retention” monies (if any) withheld by Purchaser pursuant to this Agreement shall be paid to INSTALLER; (iii) Purchaser shall pay to INSTALLER, as liquidated damages and not as a penalty, and (iv) Purchaser shall reimburse INSTALLER’ reasonable demobilization costs.

13. SAFETY AND ENVIRONMENTAL
13.1.	COMPLIANCE WITH LAWS
13.1.1.	INSTALLER shall make every reasonable effort to design the System so they are capable of complying with all applicable safety legislation, including state and federal Occupational Safety and Health Acts (“OSHA”), and with applicable environmental laws, rules and regulations in force during the term of this Agreement. If, during the course of the Services, any questions should arise regarding safety or environmental aspects of the Services, INSTALLER and Purchaser shall mutually agree upon any changes required in the Services and such changes shall be treated as changes in the scope of the Services. Purchaser shall only pay for unforeseen changes.

13.1.2.	INSTALLER shall make every reasonable effort during the course of construction to perform the Services in accordance with applicable laws, rule, regulations, and orders relating to environmental concerns or the safety of INSTALLER’ employees and shall require each subcontractor to have an appropriate safety program covering the subcontractor’s employees.
14. INDEMNIFICATION
14.1.	INSTALLER agrees to indemnify, defend and hold harmless Purchaser, its employees, agents, officers, directors and affiliates, (“Purchaser Indemnified Parties”) from and against any cost, liability, cause of action, suit or judgment (“Loss”) to the extent relating to personal injury or death, or damage to property, and to the extent arising from the negligence or willful misconduct of any INSTALLER, its employees and agents. Such indemnification shall include any claim, demand or liability of any kind arising out of damage to the roof caused by the installation or maintenance of the System by INSTALLER. Such indemnification shall not apply to the extent a Loss arises from the negligence or willful misconduct of a Purchaser Indemnified Party.

14.2.	Purchaser agrees to indemnify, defend and hold harmless INSTALLER, its employees, agents, officers, directors and affiliates, (“INSTALLER Indemnified Parties”) from and against any Loss to the extent relating to personal injury or death, or damage to property, and to the extent arising from the negligence or willful misconduct of Purchaser, its employees and agents. Such indemnification shall not apply to the extent a Loss arises from the negligence or willful misconduct of an INSTALLER Indemnified Party.
15. EQUITABLE ADJUSTMENT TO SCHEDULE
15.1.	INSTALLER shall be entitled to an equitable adjustment of the time permitted for completion of the Services, in the event of any increase in time for completion caused by (1) Force Majeure, (2) the delay or failure of Purchaser to provide Purchaser Services or (3) potential delays specified in the Project Schedule not caused by INSTALLER including acts of nature.

15.2.	If INSTALLER believes that they are entitled to an equitable adjustment, they shall so notify Purchaser, stating in the notice (“Adjustment Notice”) the adjustment to the completion date and specifying in reasonable detail the reasons for the adjustment. Purchaser will respond in writing within twenty (20) business days of receipt, accepting or objecting to the adjustment proposed in the Adjustment Notice. If Purchaser does not object in writing within twenty (20) business days of receipt, the adjustment proposed in the Adjustment Notice shall become final. If Purchaser does object in writing, the dispute shall be resolved by the parties as specified in this Agreement.

16. TECHNICAL AND ENVIRONMENTAL RIGHTS
16.1.	Nothing in the Contract Documents is intended to grant Purchaser any rights to acquire, own, use or practice any trade secrets, patents, trademarks, confidential information or other proprietary information of INSTALLER.

16.2.	Nothing in the Contract Documents is intended to grant INSTALLER any rights to acquire, own, use or practice any trade secrets, patents, trademarks, confidential information or other proprietary information of Purchaser.

16.3.	INSTALLER may refer to the Services and to Purchaser in its brochures, advertisements or other marketing efforts, after written approval of Purchaser. Such references, if permitted, shall be truthful.
17. GENERAL
17.1.	Terms used in this Agreement, which are defined in the Contract Documents, will have the meanings indicated in the Contract Documents.

17.2.	No party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, a party may upon written notice, without the need for consent from the other parties (and without relieving itself from liability hereunder), (i) transfer, pledge or assign this Agreement as security for any financing or to an affiliated special purpose entity created for the financing or tax credit purposes related to the System; (ii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such party, provided, however, that any such assignee shall agree to be bound by the terms and conditions hereof; or (iii) assign its rights under this Agreement to a successor entity in a merger or acquisition transaction, provided, however, that any such assignee shall agree to be bound by the terms and conditions hereof. An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

17.3.	If any provision of the Contract Documents is determined by a court or tribunal of competent jurisdiction to be void or unenforceable under applicable law, such provision shall be deemed stricken, and all remaining provisions shall continue to be valid and binding. Purchaser and INSTALLER agree that the Contract Documents shall be reformed to replace such stricken provision with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

17.4.	The Contract Documents and the rights and obligations of the parties under the Contract Documents shall be governed by the laws of the State of Connecticut. The parties shall attempt in good faith to resolve any dispute arising under or in connection with the Contract Documents. If the parties are unable to resolve a dispute within thirty (30) days of its first assertion in writing, then a party may refer such dispute to binding arbitration in the State of Connecticut. The arbitrators shall not have the authority to award any relief, which could not be awarded, by the courts of the State of Connecticut. The decision of the arbitrators shall be final, binding and non-appealable except for fraud or lack of jurisdiction. The arbitrators’ fees shall be paid by the party which is not substantially prevailing in the arbitration, or the parties jointly if no party is a substantially prevailing party.

17.5.	INSTALLER may subcontract any portion of the Services to a subcontractor approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. (response shall be given within 10 days) In no case shall Purchaser’s approval of any subcontractor or supervision over any (appointed) subcontractor relieve INSTALLER of any of their obligations under this Agreement. Notwithstanding the above, INSTALLER may have portions of the Services performed by affiliated entities or their employees, in which event INSTALLER shall be responsible for such Services and Purchaser will look solely to INSTALLER as if INSTALLER performed the Services.

17.6.	Any notice required or permitted to be given under the Contract Documents shall be given by courier, personal delivery or U.S. mail, prepaid, and delivered to the parties at the addresses set forth below:
INSTALLER:
American Capital Energy, Inc.
Attn: Thomas Hunton
15 Tyngsboro Rd. Suite 4a
North Chelmsford, MA 01863
(603) 795-4586
Purchaser:
Vermont Pure Holdings, LTD.
Attn: Jack Baker
1050 Buckingham Street
Watertown, CT 06795
860-945-0661
17.7.	Neither party shall be liable for any failure to comply with its obligations under the Contract Documents, other than to pay moneys due, to the extent arising from outside such party’s reasonable control, including, without limitation, fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accident or other acts of God, or from other similar and dissimilar causes beyond the reasonable control of such party and which could not have been reasonably avoided by such party(“Force Majeure”). INSTALLER may be entitled to an equitable adjustment arising from Force Majeure, to the extent specified in Article 15 above. A party claiming Force Majeure shall promptly notify the other parties, specifying in reasonable detail the event of Force Majeure, the expected duration, and the steps such party is taking to remedy it. In the event that Force Majeure lasts or is expected to last more than six (6) months, a party may terminate this Agreement and will not need to pay the other parties the liquidated damages described in Article 12.

17.8.	The Contract Documents express the entire and integrated agreement of the parties with respect to their subject matter, and any prior or contemporaneous negotiations or discussions are superseded. No party has made any promise or inducement, which is not set forth in the Contract Documents.

18. Confidentiality
18.1	Each party and its employees, agents and subcontractors, agree to keep confidential and not disclose to any third party (including any governmental agency or official), or use for any purpose other than in connection with the performance of the Services specified under the Contract Documents, any Technical Information (as defined in Article 18.3) which is disclosed to it (the “Receiving Party”) by the other party (the “Disclosing Party”) in connection with its performance under the Contract Documents, except such Technical Information (a) as was known by the Receiving Party prior to execution of the Agreement, (b) is disclosed to the Receiving Party by third parties that did not acquire it directly from the Disclosing Party or (c) is then or thereafter becomes published or otherwise generally available to the public; provided, however, that this exception shall not be deemed to grant the Receiving Party a license to any invention of the Disclosing Party. If INSTALLER defaults, Purchaser shall retain all rights to documents and designs for the purpose of completing installation of the sytem.

18.2	Each party agrees to take all reasonable steps including, but not limited to, providing similar signed agreements for employees, agents or subcontractors to prevent unauthorized disclosure and use of Technical Information by its employees, agents and/or subcontractors.

18.3	The term “Technical Information” shall include all technical and engineering data and know-how whether patented or unpatented, on processes, products, and equipment relating to the Services, including operating procedures and instructions, flow diagrams, process and detailed design data, specifications on plants and equipment, specifications for raw materials and intermediate and final products and analytical methods.

18.4	Each party and its employees, agents and subcontractors agree not to make public nor discuss information obtained during the course of negotiating and performing under the Agreement, with any third parties, including any governmental officials or any other consultants without the prior written approval of the other party, other than in connection with the performance of the Services.

18.5	The above confidentiality provisions shall terminate five (5) years following termination of this Agreement.
INTENDING TO BE LEGALLY BOUND, Purchaser and INSTALLER have signed this Agreement through their duly authorized representatives effective as of the date set forth above.
INSTALLER
American Capital Energy, Inc.

By:	/s/ Thomas Hunton
Printed name: Thomas Hunton
Title: President
Crystal Rock Inc./Vermont Pure Holdings, LTD

/s/ John B. Baker
Printed name: John B Baker
Title: Executive Vice President

Schedule 1: System Descriptions and Specifications
1. System Descriptions

	Scope	Name/size	Description
A	1,764	SCHOTT Solar 170	SCHOTT Solar 170 Watt solar modules

B	1	Satcon PowerGate 225 kW PV inverter	225 kW PV inverter with isolation transformer

C	1	Satcon PowerGate 30 kW PV inverter	30 kW PV inverter with isolation transformer

D	1	SunLink Mounting system for 299.88 kW DC PV system	SunLink Flat-Roof Mounting System for 299.88 kW DC PV system

E	1	Fat Spaniel Remote Data Acquisition System	Revenue Grade Meter, Solar Irradiance, Temperature, Wind Speed, Maximum Power, Total Energy, Expected Performance — typical weather data, Expected Performance — Actual Weather Data, Integration with SatCon MODBUS
2. System Specifications
2.1.	The System designs shall be consistent with a 25-year design life.

2.2.	The System shall be designed to withstand environmental conditions expected for the specified sites, such as winds, temperature, and humidity.

2.3.	The System designs shall consider structural loads, such as seismic, wind, and vibration.

2.4.	PV modules shall be listed by Underwriter’s Laboratories (UL). Module data sheet(s) are attached to this Schedule 1 and incorporated herein.

2.5.	The inverters shall be listed by Underwriter’s Laboratories (UL). Inverter data sheet(s) are attached to this Schedule 1 and incorporated herein.

2.6.	All System components shall meet applicable national and local codes and standards for grid-interconnected photovoltaic systems.

2.7.	All components shall have appropriate finish to prevent corrosion.

2.8.	The System will be designed and installed in a manner that makes the System eligible for the Rebates and the data system shall provide output that is sufficient and accepted by CT regulatory authorities as proof required for the Connecticut Solar Initiative program.
Schedule 1 to
Photovoltaic System Supply and
Installation Agreement

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Schedule 2: Services Description and Specification
1. Services Description
1.1.	INSTALLER will provide the following services.
▪	Mechanical layout and electrical design of the system (with necessary engineering stamps)

▪	Installation of a 299.88 kW dc solar electric system at 1050 Buckingham Street, Watertown, CT

▪	Unpacking and inspection of materials

▪	Assembly of Standing Seam Metal Roof Mounting System for 299.88 kW DC PV system

▪	Installation of a total of 1,764 (one thousand seven hundred sixty four) SCHOTT Solar 170 Solar modules.

▪	Installation of 2 (two) SatCon A/C inverter, A/C and D/C disconnects, one 225 kW and one 30 kW.

▪	Conduit and inter panel wiring

▪	Wiring of system into buildings primary power center

▪	Comprehensive system performance testing

▪	Up to 4 (four) hours of onsite system training for facilities personnel

▪	Preparation of building and electrical permits as well as interfacing with township personnel

▪	Interfacing with CL&P and filing of interconnect paperwork

▪	The site will be kept orderly and left with a neat and clean appearance
1.1.1.	Design. INSTALLER will design the System according to Work Specifications in this Schedule 2 and the System Descriptions and Specifications listed in Schedule 1. INSTALLER will provide Purchaser and installation contractor with Plot Plans and System drawings (mechanical, electrical, fabrication, and installation), as needed, to demonstrate the System design and to support Purchaser and installation contractor in permitting and utility interconnection of the System. The System drawings will be stamped by licensed electrical, mechanical, or licensed professional engineers as needed.

1.1.2.	Permits and agreements. INSTALLER will submit for and provide needed documentation to obtain all applicable permits or utility interconnection agreements which are required for the System. Such permits and agreements shall not change the zoning of the Site nor the condition of the use of the Property and the improvements located thereon.

1.1.3.	Fabrication and Integration. INSTALLER will fabricate or purchase all necessary System components and integrate these components to meet the System Description and Specifications listed in Schedule 1.
Schedule 2 to
Photovoltaic System Supply and
Installation Agreement

1

1.1.4.	Installation. To the extent INSTALLER will be providing installation services, INSTALLER will complete or manage through appointed sub-contracts all required trenching, mechanical, and electrical work required for installation of the System, according to specifications in this Schedule 2.

1.1.5.	Installation Management Services. INSTALLER will be prime contractor.

1.1.6.	Commissioning. INSTALLER will develop a System acceptance test protocol and handover documents mutually satisfactory to INSTALLER and Purchaser, conduct the acceptance test and prepare and supply an acceptance test report and handover documents to Purchaser for the System.
2.	Work Specifications

2.1.	To the best of their knowledge and subject to the constraints imposed by site conditions and the Site host, INSTALLER will engineer, locate and install the System to optimize the kWh output of the System over its lifetime.

2.2.	Installation shall meet all applicable local and national codes and standards.

2.3.	Installation shall be performed in accordance with OSHA standards.

2.4.	Workmanship shall be consistent with quality generally accepted in the industry.

2.5.	Services will be conducted in a manner that makes the System eligible for the Rebates according to requirements at the date of contract execution.

2.6.	INSTALLER covenants that they will not violate any of roof warranties at the System location in the installation and maintenance of the System.
Schedule 2 to
Photovoltaic System Supply and
Installation Agreement

2

Schedule 3: Purchaser Assistance Description
To aid in the installation of the System by INSTALLER and their subcontractor(s), Purchaser will make arrangements with the Site tenants to:
1.1.	Provide access to the installation Site during normal work days and weekends for the duration of the project.

1.2.	Provide 20 Ampere, 120 volt AC construction power.

1.3.	Provide suitable work area for fabrication and installation of the System.
Schedule 3 to
Photovoltaic System Supply and
Installation Agreement

1

Schedule 4: Warranties
1.	In addition to any manufacturers’ warranties, INSTALLER warrants the System will be free from defects in workmanship for a period of five (5) years following the date of completion as described in Section 10.2 (the “System Warranty Period”). Except as provided below, if the System fails to perform in accordance with INSTALLER specifications during the System Warranty Period, INSTALLER will, at their own expense and at no cost to Purchaser, have the System repaired within a reasonable timeframe, but no later than thirty (30) days after breach of warranty. If repair is not feasible, INSTALLER will coordinate with material supplier and provide troubleshooting and replacement labor related to material warranties. If INSTALLER can repair the System so that it can provide a portion of the specified dc-stc power rating, INSTALLER may do so, and in such event shall refund a percentage of the purchase price equal to the percentage reduction in actual dc-stc power rating after repair from the specified dc-stc power rating.

2.	The warranties provided herein do not cover damage, malfunctions, service failures, or reduced electricity production caused by:
2.1.	Purchaser’s failure to follow INSTALLER’ operation instructions;

2.2.	Repair, modifications, or movement of the System or components thereof by someone other than a INSTALLER approved service technician;

2.3.	Abuse, misuse or negligent acts; and

2.4.	Damage or system outages caused by electrical surges, electric service outages, lightning, fire, flood, earthquake, wind, hail, pest, accident, actions of third parties and other events outside INSTALLER’s reasonable control or not arising under normal operating conditions.
Schedule 4 to
Photovoltaic System Supply and
Installation Agreement

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Schedule 5: Price and Payment Schedule.

Payment	Payment Schedule	Estimated Date		Payment	Percent
First Payment	Contract Signing	8/22/07		$208,983	10%

Second Payment	Design/Engineering Complete	9/22/07		$104,492	5%

Third Payment	Modules, Inverter, Mounting equipment on site (COD-Payment wired to ACE)	11/22/07	*	$1,567,374	75%

Fourth Payment	Completion of PV system and commissioning	12/22/07		$104,492	5%

Final Payment	1st Month of Operation and system performance report	1/22/07		$104,492	5%

Total		Totals		2,089,832	100.00%

*	Third payment shall be paid COD to ACE from Purchaser on day of equipment delivery to Site by wire transfer arranged at least 5 days in advance of delivery. Actual delivery of equipment could occur from 30 to 90 days after closing pending manufacturer inventories & production schedules. Multiple deliveries with multiple COD wire transfer payments from Purchase to ACE are likely to avoid on-site storage of equipment to the extent possible. To the extent possible, equipment deliveries will be scheduled such that $783,687 worth of equipment shall arrive and be paid for one month prior to a second delivery worth $783,687.
Schedule 5 to
Photovoltaic System Supply and
Installation Agreement

1

Schedule 6: Project Schedule
The following are expected project milestones from contract signing.

Milestone	Estimated Date
Design/Engineering Complete	Day 30

Modules/All Equipment on site	Day 30-60

Panels mounted, Wiring complete, Inverter installed, Commissioning completed	Day 120

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